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                                                                EXHIBIT 99(h)(9)

                            ADMINISTRATION AGREEMENT

      AGREEMENT made as of the 1st day of December, 2003, between PERFORMANCE FUNDS TRUST (the "Trust"), a Delaware trust having its principal place of business at 248 East Capitol Street, Jackson, Mississippi, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

      WHEREAS, the Trust and BISYS entered into an Administration Agreement dated October 1, 1996 and amendments dated October 1, 1998, August 14, 2001, August 1, 2003 and October 1, 2003 (as so amended, the "1996 Agreement"), whereby BISYS agreed to perform administration services for the Trust, which has continued in effect through the date hereof;

      WHEREAS, the Trust desires that BISYS continue to perform administration services for the Trust and each investment portfolio of the Trust, as now in existence or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds" ), which are currently set forth on Schedule A;

      WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

      WHEREAS, BISYS and Trust wish to enter into this Agreement in order to set forth the terms under which BISYS will perform the administration services set forth herein for the Trust.

      NOW, THEREFORE, in consideration of the covenants hereinafter contained, Trust and BISYS hereby agree as follows:

1.    Retention of BISYS

      The Trust hereby retains BISYS to act as the administrator of the Trust and to furnish the Trust and Funds with the management and administrative services as set forth in Section 2 below. BISYS hereby accepts such appointment to perform the duties set forth below.

      BISYS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

2.    Administrative Services

      BISYS shall perform or supervise the performance by others of administrative services in connection with the operations of the Trust and Funds, and, on behalf of the Trust, shall investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or

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desirable for the Trust's and Funds' operations. BISYS shall provide the Board of Trustees of the Trust (hereafter referred to as the "Board") with such reports regarding investment performance as it may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

      BISYS shall provide the Trust with all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Board of Trustees meetings) for handling the affairs of the Trust and Funds and such other services as BISYS shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board, BISYS shall make reports to the Board concerning the performance of its obligations hereunder.

      Without limiting the generality of the foregoing, BISYS shall:

      (a) calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate, compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

      (b) subject to review by the Trust and counsel to the Trust, prepare (i) the annual update to the Trust's registration statement on Form N-1A, (ii) other amendments to the Trust's registration statement and supplements to its Prospectus and Statement of Additional Information, and (iii) Notices of Annual or Special Meetings of shareholders of the Trust and proxy materials relating thereto, and file the foregoing with the Securities and Exchange Commission (the "SEC");

      (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of shares of beneficial interest in the Trust as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares of beneficial interest in the Trust ("Shares") with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;

      (d) coordinate and prepare, with the assistance of the Funds' investment adviser and officers, drafts of communications to shareholders of record of the Funds ("Shareholders"), including the annual report to Shareholders; prepare the semi-annual report for each of the Funds; and file the certified final versions thereof on Form N-CSR, and file all required notices pursuant to Rule 24f-2;

      (e) coordinate the solicitation and tabulation of proxies in connection with the annual meeting of Shareholders each year, if one is held;

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      (f)   administer contracts on behalf of the Trust with, among others, the
            Trust's investment adviser, distributor, custodian, transfer agent and fund accountant;

      (g) supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

      (h) calculate performance data of the Funds for dissemination to up to six (6) information services covering the investment company industry;

      (i) coordinate and supervise the preparation and filing of the Trust's tax returns;

      (j) assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds' semi-annual and annual reports to Shareholders, prospectuses, prospectus supplements, and proxy statements;

      (k) assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

      (l) make available appropriate individuals to serve as officers of the Trust, upon designation as such by the Board, to serve in ministerial capacities related to services provided by BISYS as determined by the Board, or to serve in executive capacities subject to the provisions of Schedule B and the BISYS Policies referred to therein;

      (m) advise the Trust and the Board on matters concerning the Trust, the Funds and their affairs;

      (n) obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the Investment Company Act of 1940, as amended (the "1940 Act"), to the extent such bonds and policies are approved by the Board;

      (o) monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended;

      (p) perform necessary administrative services and functions of the Trust and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust's or such Fund's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement or fund accounting agreement

      (q) maintain corporate records on behalf of the Trust, including, but not limited to, minute books, Declaration of Trust and By-Laws;

      (r) furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust and BISYS shall determine desirable.

      (s) assist in developing compliance procedures for each Fund, and provide compliance monitoring services incorporating certain of those procedures,

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            which will include, among other matters, compliance with each Fund's investment objective, defined investment policies, restrictions, and tax diversification, distribution and income requirements, as are determinable based upon the Fund's accounting records;

      (t) monitor services provide under Shareholder Service Plans adopted by the Board and financial institutions that serve, or propose to serve, as shareholder services agents thereunder ("Shareholder Service Agents"); coordinate the services to be rendered by Shareholder Service Agents pursuant to Shareholder Service Agreements under Shareholder Service Plans, and review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; coordinate and assist in the Trust's execution and delivery of Shareholder Service Agreements; report to the Board regarding amounts paid under Shareholder Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing;

      (u) provide assistance and guidance to the Trust with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may effect the Trust, and assisting in strategic planning in response thereto; assisting the Trust in responding to and providing documents for routine regulatory examinations or investigations; and working closely with counsel to the Trust in response to such routine or non-routine regulatory matter; and

      (v) assist the Trust in preparing for and administering Board meetings by (i) coordinating Board book production and distribution, (ii) subject to review and approval by the Trust and its counsel, preparing Board agendas and minutes, (iii) preparing the relevant sections of the Board materials pertaining to the responsibilities of BISYS, (iv) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, (v) provide appropriate personnel to attend Board meetings and record the minutes of such meetings, and produce and distribute materials for Board meetings, including relevant sections of the Board materials pertaining to the responsibilities of BISYS, and (vi) performing such other Board meeting functions as agreed by the parties.

      BISYS shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Funds; preparing an annual list of Shareholders; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay such fees as may be mutually agreed upon, including BISYS's out-of-pocket expenses.

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3.    Allocation of Charges and Expenses

      (a) The Administrator. BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust and Trustees of the Trust who are affiliated persons of BISYS or any affiliated corporation of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee of the Trust retained by the Board to perform services on behalf of the Trust.

      (b) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of BISYS or any affiliated corporation of BISYS (fees for other "interested Trustees" may be paid by parties other than the Trust), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

4.    Compensation of the Administrator

      (a) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by BISYS pursuant to this Agreement, the Trust shall pay monthly to BISYS compensation at an annual rate of fifteen one hundredths of one percent (0.15%, or 15 basis points) of the average daily net assets of the Trust. In addition to the foregoing, the Trust shall also reimburse BISYS for all of its reasonable out-of-pocket expenses, including, but not limited to, travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at (i) Board meetings and (ii) any other meetings for which such attendance is requested or agreed upon by the parties.

            If this Agreement becomes effective subsequent to the first day of a month or terminates in accordance with its terms before the last day of a month, BISYS's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of BISYS's compensation for the preceding month shall be made promptly.

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      (b)   Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5.    Standard of Care; Uncontrollable Events; Limitation of Liability

      BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

      BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS' reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

      Neither party shall be liable for damages that would not reasonably be considered as arising naturally, i.e., according to the usual course of things, from a breach of this Agreement, or that would not reasonably be supposed to have been in the contemplation of the parties, at the time they entered into this Agreement, as the probable result of the breach of it, given industry standards and other relevant factors.

6.    Activities of the Administrator

      The services of BISYS rendered to the Trust are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a Shareholder or otherwise.

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7.    Duration of this Agreement

      This Agreement shall continue in effect for five (5) years, until November 30, 2008 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of non-renewal in the manner set forth below, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause, or (iv) as provided in Schedule C (Service Standards). Written notice of non-renewal must be provided at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

      For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

      Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Section 4 hereof, the amount of all of BISYS' cash disbursements up to a maximum amount of $50,000.00 in connection with BISYS' activities in effecting such termination of this Agreement, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust's property, records, instruments and documents.

      If, for any reason other than (i) non-renewal, (ii) mutual agreement of the parties, (iii) "cause" for termination of BISYS hereunder, or (iv) failure to meet service standards, as provided in Schedule C, BISYS' services are terminated hereunder, BISYS is replaced as administrator, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-Administrator

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appointed as provided in Section 9 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to seven one-hundredths of one percent (0.07%, or 7 basis points) of the monthly average aggregate asset levels of all Funds (measured during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added) for the "Applicable Period," as defined below. For these purposes, the "Applicable Period" is defined as (i) twenty-four (24) months, if the relevant event (i.e., BISYS is terminated or replaced or a third party is added) occurs prior to December 1, 2005; (ii) eighteen (18) months, if the relevant event occurs on or after December 1, 2005 but prior to December 1, 2006; (iii) twelve
(12) months, if the relevant event occurs on or after December 1, 2006 but prior to December 1, 2007; and (iv) the lesser of (a) six (6) months or (b) the number of months remaining in the Initial Term, if the relevant event occurs on or after December 1, 2007.

      In the event the Trust or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide administration services consistent with this Agreement, including the level of assets subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

      The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above,
(i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

8.    Indemnification

      The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (collectively, "Losses") arising out of or in any way relating to BISYS' actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust, the investment adviser, fund accountant, transfer agent or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

      BISYS shall indemnify, defend, and hold the Trust harmless from and against any and all Losses resulting directly and proximately from BISYS' willful misfeasance, bad

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faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

      Notwithstanding any provision of this Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Trust complies with Sarbanes-Oxley, and (b) if a BISYS employee serves as an employee/Executive Officer (as defined in Schedule B) of the Trust, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify the Executive Officer and BISYS and hold the Executive Officer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting from the service of such Employee/Executive Officer as a Certifying Officer (as defined in Schedule B) or other executive officer of the Trust.

      The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited, provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made that indemnification is not merited under the circumstances. If in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

      The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

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9.    Assignment

      This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that BISYS may, at its expense and with the advance approval of the Board, subcontract with any entity or person concerning the provision of administration services contemplated hereunder (a "Sub-Administrator"). BISYS shall not, however, be relieved of any of its obligations under this Agreement by the appointment of any Sub-Administrator or other subcontractor and BISYS shall be responsible, to the extent provided in Section 5 hereof, for all acts of any Sub-Administrator as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      In the event that BISYS or its direct or indirect parent, directly or indirectly merges with, or sells substantially all of its assets to, another entity, BISYS agrees to provide the Trust a continuing high level of quality service experienced personnel, and appropriate resources to properly service the Trust, provided that nothing herein shall permit an assignment otherwise prohibited by the provision of the first paragraph of this Section 9.

10.   Information to be Furnished by the Trust and Funds.

      The Trust has furnished to BISYS the following, as amended and current as of the Effective Date:

      (a) A copy of the Declaration of Trust of the Trust and of any amendments thereto;

      (b)   A copy of the Trust's Bylaws and any amendments thereto;

      (c) A certified list of all officers of the Trust, and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters;

      (d)   The current Prospectuses and Statement of Additional Information;

      (e)   A copy of the Fund DCP, as defined in Schedule B.

11.   Information to be Furnished by BISYS.

      Upon request, BISYS shall furnish an executive summary of the relevant provisions of its internal policies on service of employees as executive officers of funds ("BISYS Policies"), and any material amendments thereto, to the Trust.

12.   Amendments to Documents.

      The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 10 hereof forthwith upon such amendments or changes becoming effective.

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      BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 10 and 12 of this Agreement and, subject to the provisions of Section 8 hereof, the Trust hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items referred to above, in the event the same relate to services provided by BISYS hereunder, BISYS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Trust first obtains BISYS's written consent to and approval of such amendments or changes.

13.   Compliance with Laws.

      Except as expressly provided herein, the Trust assumes full responsibility for the preparation, contents, and distribution of its Prospectuses and Reports in compliance with all applicable laws, rules and regulations of governmental authorities having jurisdiction, and for managing its investment portfolios, distributing its shares and otherwise operating in compliance with all applicable laws, including but not limited to the 1940 Act.

14.   Certain Records

      BISYS shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS on behalf of the Trust shall be prepared and maintained at the expense of BISYS, but shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by the Securities and Exchange Commission (the "Commission") at reasonable times.

      BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records shall be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

      In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records in any case where (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure,
(iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by the Trust. BISYS shall provide the Trust with reasonable advance

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notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable.

15.   Insurance

      BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

16.   Legal Advice; Reliance on Prospectus and Instructions

      BISYS may apply to the Company at any time for instructions and may consult with counsel for the Company and with accountants and other experts with respect to any matter arising in connection with BISYS' duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement. After so notifying the Trust, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard of BISYS' responsibilities and duties.

      As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Trust unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

      Also, BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

17.   Notice

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to Performance Funds Trust; Attn:
Teresa Scheel, at 248 East Capitol Street, Jackson, MS 39201, and if to BISYS, at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

18.   Governing Law and Matters Relating to the Trust as a Delaware Trust

      This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

19.   Representations and Warranties

      The Trust represents and warrants to BISYS that this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      BISYS represents and warrants that: (a) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (b) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

      EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY,

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

20.   Privacy

      Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or as required or permitted by law. BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

21.   Miscellaneous

      (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 1996 Agreement and all amendments thereof.

      (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

      (e) The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

                                    * * * * *

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                        PERFORMANCE FUNDS TRUST

                                        By: ____________________________________
                                        Name:
                                        Title:

                                        BISYS FUND SERVICES OHIO, INC.

                                        By: ____________________________________
                                        Name:
                                        Title:

                                   SCHEDULE A
                            ADMINISTRATION AGREEMENT
                                     BETWEEN
                             PERFORMANCE FUNDS TRUST
                       AND BISYS FUND SERVICES OHIO, INC.

                                      FUNDS

Performance Money Market Fund Class A
Performance Money Market - Class B
Performance Money Market Fund - Institutional Class

Performance Short Term Government Income Fund Class A
Performance Short Term Government Income Fund - Institutional

Performance Intermediate Term Income Fund Class A
Performance Intermediate Term Income Fund Class B
Performance Intermediate Term Income Fund - Institutional

Performance Mid Cap Equity Fund - Class A
Performance Mid Cap Equity Fund - B Class
Performance Mid Cap Equity Fund - Institutional Class

Performance Large Cap Equity Fund - Class A
Performance Large Cap Equity Fund - B Class
Performance Large Cap Equity Fund - Institutional Class

Performance Leaders Equity Fund - A Class
Performance Leaders Equity Fund - B Class
Performance Leaders Equity Fund - Institutional

Performance Advisor Growth Portfolio Class C

Performance Advisor Moderate Portfolio Class C

Performance Advisor Conservative Portfolio Class C

                                   SCHEDULE B
                            ADMINISTRATION AGREEMENT
                                     BETWEEN
                             PERFORMANCE FUNDS TRUST
                       AND BISYS FUND SERVICES OHIO, INC.

                         SUPPLEMENTAL SERVICE PROVISIONS

      To assist the Trust in connection with its obligations under Sections 302 and 906 of the Sarbanes Oxley Act of 2002 and Rule 30a-2 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Trust, "Sarbanes-Oxley"), BISYS will internally establish and maintain controls and procedures ("BISYS internal controls") designed to ensure that information recorded, processed, summarized, or reported by BISYS and its affiliates on behalf of the Trust and included in financial information certified by Trust officers ("Certifying Officers") on Form N-CSR ("Reports") is (a) recorded, processed, summarized, and reported by BISYS within the time periods specified in the Commission's rules and forms and the corresponding disclosure controls and procedures of the Funds ("Fund DCPs"), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

      If requested by Certifying Officers with respect to a fiscal period during which BISYS serves or served as financial administrator, BISYS will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to BISYS' services. In rendering such sub-certifications concerning Fund Reports, BISYS may (a) limit its representations to information prepared, processed and reported by BISYS; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Funds, including any other service providers to the Funds (other than BISYS and its affiliates) and compliance by such officers and agents with the Fund DCPs, including but not limited to, each Fund's investment adviser(s) and custodian; and (c) assume that the Trust has selected the appropriate accounting policies for the Funds.

      The Trust shall assist and cooperate with BISYS (and shall cause its officers, investment advisers and other service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of the Fund's Form N-CSR, including Fund financial statements, so that BISYS may submit a draft Report to the Funds' Disclosure Controls and Procedures Committee ("Fund DCP Committee") at least ten
(10) days prior to the date the relevant Report is to be filed. The relevant Certifying Officers and the Chief Legal Officer of the Fund shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for the Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee. At the request of the Trust or its Certifying Officers, BISYS shall provide reasonable administrative assistance to the Trust in connection with obtaining service provider sub-certifications and SAS-70 reports on internal controls, and in preparing summaries of issues raised in such documents.

      The Trust recognizes its obligation to comply with Sarbanes-Oxley. Without limitation of the foregoing, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Fund's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by BISYS (in order to print, distribute and/or file the same), and (b) evaluating the effectiveness of the design and operation of the Fund DCP, with (at the Trust's election) the participation of the Certifying Officers, within the requisite timeframe prior to the filing of each Report.

      The Trust agrees and acknowledges that BISYS Policies are applicable to the service of any BISYS employee as a Certifying Officer or as Chief Legal Officer of the Trust (an "Employee/Executive Officer"), and that to the extent this service is rendered by BISYS it is limited, in each case, to providing an Employee/Executive Officer who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. BISYS shall select, and may replace, the specific employee that it makes available to serve in the designated capacity as an Employee/Executive Officer, in BISYS' reasonable discretion, taking into account such person's responsibilities concerning, and familiarity with, the Trust's operations.

      BISYS' provision of each Employee/Executive Officer is also subject to, and conditioned upon, the following:

      (a) The Fund DCPs shall contain (or the Trust and BISYS shall otherwise establish) mutually agreeable procedures governing the certification process, and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:

            (i) The Trust shall establish and maintain a Fund DCP Committee comprised of persons including (at a minimum) the Trust's Principal Executive Officer, Chief Financial Officer and Chief Legal Officer and such other individuals as may be reasonably necessary or appropriate for the Fund DCP Committee to ensure the cooperation of, and to oversee, each of the Trust's agents that records, processes, summarizes, or reports information contained in Fund Reports (or other information from which such information is derived), including the investment adviser and custodian (each, a "Service Provider"). In connection therewith, the Fund DCP Committee shall assist the Certifying Officers by requiring that sub-certifications acceptable to the Certifying Officers be provided by Service Providers.

            (ii) The Fund DCP Committee shall (i) meet within 10 days before the filing date of each Report to review the accuracy and completeness of the relevant Report and (ii) record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Fund DCPs as required by Item 9 of Form N-CSR. In conducting its review and evaluations, the Fund DCP Committee shall:

                  A. establish a schedule to ensure that all required disclosures in Form N-CSR, including the financial statements, for the Fund are identified and prepared in a timeframe sufficient to allow review;

                  B. review SAS 70 Reports pertaining to Service Providers, if applicable, or in the absence of any such reports, consider the adequacy of a sub-certification of the Service Provider. In cases where the SAS 70 report is dated more than 90 days prior to the issuance of a Report, the DCP Committee shall request a written representation from the Service Provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of the bring-down certification;

                  C. consider whether there are any significant deficiencies in the design or operation of the Fund DCPs that could adversely affect a Fund's ability to record, process, summarize, and report financial data, and in the event that any such deficiencies are identified, disclose them to the Fund's Certifying Officers, the Fund's audit committee and its auditors;

                  D. consider whether, to the knowledge of each member of the Fund DCP Committee, there has been or may have been any fraud, whether or not material, and in the event that any such occurrence is identified, ensure that this has been disclosed to the Certifying Officers and Chief Legal Officer (collectively, the "Executive Officers"), so that the Executive Officers may inform the Fund's audit committee and its auditors; and

                  E. determine whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the most recent evaluation of internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses, and if there were any, take all steps necessary so that such changes and corrective actions are reflected in the Report.

      (b) The Trust's governing documents (such as its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Employee/Executive Officer, and which are intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service as an Employee/Executive Officer in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, within the meaning of Section 17(h) of the 1940 Act.

      (c) The Trust shall provide coverage to each Employee/Executive Officer under its directors and officers liability policy that is appropriate to the Employee/Executive Officer's role and title, and that is consistent with coverage applicable to other executive management-level officers;

      (d) An Employee/Executive Officer that serves as a Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the Certification, to report matters involving fraud or other failure to meet the standards of applicable law to the audit committee of the Board, or in appropriate circumstances, to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the BISYS Policies, (b) a violation of Sarbanes-Oxley or other applicable laws, or (c) a material deviation by the Trust from the terms of this Agreement governing the services of such Certifying Officer that is not caused by such Certifying Officer or BISYS.

      (e) Each Employee/Executive Officer that serves as a Certifying Officer may, and the Trust shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Fund, the Fund's shareholders or any third party which involves an allegation that any Report failed to meet the standards of applicable laws or that any of the Trust's Certifying Officers failed to exercise their obligations to the Fund in a manner consistent with Sarbanes-Oxley and other applicable laws.

                                   SCHEDULE C
                         TO THE ADMINISTRATION AGREEMENT
                                     BETWEEN
                             PERFORMANCE FUNDS TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                SERVICE STANDARDS

In the event that BISYS fails to perform the same service standard listed below during any three (3) consecutive months, the Trust may provide a notice requiring BISYS to cure said failure. In the event BISYS fails to perform pursuant to the relevant standard in the month following receipt of such notice, the Trust shall have the right, exercisable within the next thirty (30) days only, to terminate this Agreement upon sixty (60) days' notice to BISYS.

For purposes of the foregoing, a "failure to perform" means a failure to meet the service standard under the terms of the Agreement governing BISYS' Services, for which BISYS would not be excused and for which BISYS would be responsible under the Agreement (including, without limitation, under Articles 5 and 9).

The required performance level associated with a function will be measured by dividing the total number of times that function was correctly performed during the month by the total number of times that function occurred during the month.

FUND ADMINISTRATION

MONTHLY COMPLIANCE                      BISYS will complete its review within
REPORTS                                 10 business days after receipt of
SEC COMPLIANCE CHECK                    source reports.
ADVISER COMPLIANCE REPORTS
IRS COMPLIANCE CHECK